UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

BBX Capital Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following press release was issued by BBX Capital Corporation and BBX Capital Florida LLC on September 22, 2020.

IT’SUGAR, a subsidiary of

BBX Capital Corporation and BBX Capital Florida LLC,

has Filed for Chapter 11 Bankruptcy Protection

FORT LAUDERDALE, FL – September 22, 2020, BBX Capital Corporation (NYSE: BBX; OTCQX: BBXTB) (“Parent”) and its subsidiary, BBX Capital Florida LLC (“New BBX Capital”), announced today that their subsidiary, IT’SUGAR LLC and its subsidiaries (“IT’SUGAR”), has filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”). The Chapter 11 filings were made in the U.S. Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”). IT’SUGAR intends to continue to operate its retail locations while the Bankruptcy proceedings are ongoing.

Parent and its other principal subsidiaries, including New BBX Capital and its subsidiaries other than IT’SUGAR, remain financially strong and continue to conduct normal business operations. New BBX Capital and its subsidiaries, including IT’SUGAR, will be spun-off to the shareholders of Parent if Parent’s previously announced spin-off of New BBX Capital is completed.

Jarett Levan, President of BBX Capital Corporation and BBX Capital Florida LLC commented, “Unfortunately, it has become necessary for IT’SUGAR to make this filing, as the effects of the COVID-19 pandemic on demand, sales levels, and consumer behavior, as well as the recessionary economic environment, have had a material adverse effect on IT’SUGAR’s business, results of operations and financial condition. Sales related to travel and tourism historically represented approximately 60% of IT’SUGAR sales on an annualized basis. In the middle of March 2020, as a result of the COVID-19 pandemic, IT’SUGAR closed all of its approximately 100 store locations. While IT’SUGAR commenced a gradual reopening of its stores between early June and the middle of July, as we previously disclosed, IT’SUGAR’s liquidity and its ability to sustain its operations were dependent on obtaining significant rent abatements or deferrals from its landlords, amended payment terms from its vendors, and improvement and stabilization of its sales volumes. This has not occurred and resulted in the decision to file bankruptcy proceedings. We believe that IT’SUGAR will be better positioned to successfully navigate the effects of the COVID-19 pandemic upon exiting from bankruptcy.”

For the three and six months ended June 30, 2020, IT’SUGAR had approximately $3.6 million and $19.6 million of sales, respectively, and losses before income taxes of approximately $8.4 million and $36.5 million, respectively. As of the time of the bankruptcy filing, IT’SUGAR has approximately $0.5 million of cash, $6.2 million of secured debt, and $10.4 million of unsecured liabilities, including unpaid rent obligations.

As a result of the impact of the pandemic, IT’SUGAR ceased paying rent or has made only partial payments to the landlords. While IT’SUGAR has been engaged in negotiations with its landlords for rent abatements, deferrals and other modifications, it has received notices of default from the landlords of 49 of its retail locations. While no termination notices have been received, the cure periods of the defaults have generally expired.

Parent recognized $24.9 million of impairment losses related to IT’SUGAR’s goodwill and long-lived assets during the six months ended June 30, 2020. As of June 30, 2020, the carrying amount of the IT’SUGAR reporting unit was $18.9 million, which included goodwill of $14.9 million and was net of debt payable to a subsidiary of New BBX Capital.

IT’SUGAR will need cash to continue to operate its business during the bankruptcy proceedings and to cover its legal and other professional advisor expenses. Subject to Bankruptcy Court approval, a subsidiary of New BBX Capital will provide debtor-in-possession (DIP) financing to IT’SUGAR under the protections of the Bankruptcy Code.

Bankruptcy of IT’SUGAR

IT’SUGAR and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida (the cases commenced by such filings, the “Bankruptcy Cases”). Under Section 362 of the Bankruptcy

Code, the filing of a bankruptcy petition automatically stays most actions against IT’SUGAR, including most actions to collect pre-petition indebtedness or to exercise control of the property of IT’SUGAR. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities will be subject to settlement under a plan of reorganization.

The Office of the United States Trustee, a division of the Department of Justice, may appoint an official committee of unsecured creditors (the “Creditors Committee”). The Creditors Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court. If IT’SUGAR files a plan of reorganization or liquidation, the rights and claims of various creditors and security holders will be determined by a plan of reorganization that is confirmed by the Bankruptcy Court. Under the priority rules established by the Bankruptcy Code, certain post-petition liabilities and pre-petition liabilities are given priority over pre-petition indebtedness and need to be satisfied before unsecured creditors or stockholders are entitled to any distribution.

Reorganization Plan. In order to successfully exit the Chapter 11 Bankruptcy Cases, IT’SUGAR would need to propose, and obtain confirmation by the Bankruptcy Court of, a plan of reorganization or liquidation (the “Reorganization Plan”) that satisfies the requirements of the Bankruptcy Code. As provided by the Bankruptcy Code, IT’SUGAR initially has the exclusive right to solicit a plan. At this time, it is not possible to predict the precise effect of the reorganization process on IT’SUGAR’s business and creditors or when or if IT’SUGAR may emerge from bankruptcy, nor is it possible to predict the effect of the Bankruptcy Cases and the reorganization process on IT’SUGAR and its results of operations, cash flows or financial condition. A Reorganization Plan is expected to be filed shortly but has not yet been submitted to the Bankruptcy Court.

Chapter 7 or Dismissal of the Bankruptcy Cases. If IT’SUGAR fails to file a Reorganization Plan or if the Bankruptcy Court does not confirm a Reorganization Plan filed by IT’SUGAR, the Bankruptcy Cases could be converted to cases under Chapter 7 of the Bankruptcy Code. Under Chapter 7, a trustee is appointed to collect IT’SUGAR’s assets, reduce them to cash and distribute the proceeds to IT’SUGAR’s creditors in accordance with the statutory scheme of the Bankruptcy Code. Alternatively, in the event IT’SUGAR’s Reorganization Plan is not confirmed by the Bankruptcy Court, in lieu of conversion to Chapter 7, the Bankruptcy Court could dismiss the Bankruptcy Cases.

It is likely that, in connection with a final Reorganization Plan, the liabilities of IT’SUGAR will be found to exceed the fair value of their assets. This would result in claims being paid at less than 100% of their face value and the extinguishment of the equity interests of the pre-bankruptcy owners. At this time, it is not possible to predict the outcome of the bankruptcy proceedings.

Accounting Impact. Based on this filing and the uncertainties surrounding the nature, timing and specifics of the Bankruptcy proceedings, it is anticipated that Parent and, following the proposed spin-off, New BBX Capital will de-consolidate IT’SUGAR as of September 22, 2020 and recognize a noncontrolling equity investment in IT’SUGAR at its estimated fair value on such date and a gain or loss based on the difference between the carrying amount of IT’SUGAR at the time it is de-consolidated and the estimated fair value of the noncontrolling equity investment. Parent and New BBX Capital are currently evaluating whether its noncontrolling equity investment in IT’SUGAR will be prospectively accounted for under the cost or equity method of accounting. In addition, Parent and New BBX Capital will be required to assess the collectability of $6.2 million in debt payable by IT’SUGAR to a subsidiary of New BBX Capital that will no longer be eliminated in consolidation in Parent and New BBX Capital’s consolidated financial statements following the de-consolidation of IT’SUGAR. It is not possible at this time to predict the outcome of the Bankruptcy proceedings or whether Parent or New BBX Capital will continue to have an equity interest in IT’SUGAR upon the resolution of the Bankruptcy Cases.

About BBX Capital Corporation: BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) is a Florida-based diversified holding company. For additional information, please visit www.BBXCapital.com.

BBX Capital Corporation Contact Info:

Investor Relations:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations: Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

###

Forward-Looking Statements:

This press release contains forward-looking statements. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and involve risks, uncertainties and other factors, many of which are beyond Parent’s and New BBX Capital’s control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risks and uncertainties inherent in bankruptcy proceedings and the inability to predict the effect of IT’SUGAR’s reorganization and/or liquidation process on Parent, New BBX Capital, and their respective results of operation and financial condition, including the risk that additional impairment charges may be required in the future, IT’SUGAR’s ability to develop, prosecute, confirm and consummate a plan of reorganization or liquidation, IT’SUGAR’s ability, through the Chapter 11 process, to reach agreement with its landlords or other third parties, and the risk that creditors of IT’SUGAR may assert claims against Parent, New BBX Capital or any of their respective subsidiaries (other than IT’SUGAR) and that Parent’s, New BBX Capital’s or any such subsidiary’s assets may become subject to or included in IT’SUGAR’s bankruptcy case; risks related to the business, financial condition and results of the other subsidiaries of Parent and New BBX Capital; risks related to Parent’s proposed spin-off of New BBX Capital, including that the spin-off may not be consummated on the contemplated terms, or at all, that Parent may, in the sole discretion of its Board of Directors, abandon the spin-off at any time prior to its consummation, uncertainties relating to the trading of New BBX Capital’s Class A Common Stock and Class B Common Stock, that, if consummated, the spin-off may not result in the benefits anticipated, the impact of IT’SUGAR’s bankruptcy proceedings and process on New BBX Capital, uncertainties related to the tax effects of the spin-off to Parent’s shareholders, and the other risks and uncertainties set forth in the proxy statement for the special meeting of Parent’s shareholders at which the spin-off will be considered for approval and in New BBX Capital’s Registration on Form 10, as amended,, including the respective “Risk Factors” sections thereof. In addition, reference is also made to other risks and factors detailed in reports filed by Parent with the SEC, including Parent’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which may be viewed on the SEC’s website at www.sec.gov or in the Investor Relations section of Parent’s website at www.BBXCapital.com. The foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Neither Parent nor BBX Capital undertakes, and each of them specifically disclaims any obligation, to update or supplement any forward-looking statements, except as may be required by law.

Additional Information and Where to Find it

On August 27, 2020, Parent filed with the SEC and mailed to its shareholders a definitive proxy statement for a special meeting of its shareholders to vote on the proposed spin-off of New BBX

Capital. Parent has also filed with the SEC certain other documents that are incorporated by reference into the proxy statement. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE INFORMATION INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A VOTING DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SPIN-OFF.

Copies of all documents filed by Parent with the SEC, including the proxy statement and information incorporated therein by reference, are available, free of charge, on the SEC’s website at www.sec.gov and in the Investor Relations section of Parent’s website at www.BBXCapital.com. In addition, Parent’s shareholders may obtain copies of the documents filed by Parent with the SEC at no charge by contacting Parent’s Investor Relations Department by mail at BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, or by phone at 954-940-5300. Shareholders may also contact Laurel Hill Advisory Group, LLC, Parent’s proxy solicitor, toll-free at (888) 742-1305 for copies of the proxy statement and information incorporated therein by reference.

Participant Information

Parent and its directors and executive officers may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from Parent’s shareholders in connection with the proposed spin-off. Information regarding Parent’s directors and executive officers, including their names and interests in Parent, is set forth in Amendment No. 1 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on April 29, 2020. This document can be obtained free of charge from the sources indicated above. Additional information regarding Parent’s directors and executive officers and their interests in Parent and the proposed spin-off is contained in the proxy statement filed by Parent with the SEC and mailed to Parent’s shareholders.